Exhibit 10.1

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the “Agreement”) is entered into by USANA Health Sciences, Inc., a Utah corporation with its principal place of business at 3838 West Parkway Boulevard Salt Lake City, Utah 84120 (“USANA”), and Roy Truett, an individual who resides at 2306 Old Rosebud Lane, South Jordan, Utah 84095 (“Truett”).

RECITALS

A.                                    Prior to December 12, 2012 Truett was employed by USANA.

B.                                    Truett’s employment with USANA was terminated effective December 12, 2012.

C.                                    Truett and USANA desire to resolve any and all disputes that may exist between them, whether known or unknown, including, but not limited to, disputes relating to Truett’s employment with USANA and the termination of that employment by USANA.  To that end, Truett and USANA agree as set forth below.

AGREEMENT

A.                                    Truett and USANA acknowledge that Truett received a copy of this Agreement on December 12, 2012 and that Truett was given twenty-one days from that date, or until January 2, 2013, to determine whether to execute this Agreement.

B.                                    In consideration of Truett entering into this Agreement, USANA agrees to pay Truett severance pay of $206,000.00, which is equal to Six (6) months of Truett’s regular salary as of the date his employment was terminated.  USANA will withhold from that amount applicable federal and state withholding taxes. Payment of this amount will be made as a lump sum payment after a 7-day rescission period.

C.                                    USANA agrees to provide, at its expense, six (6) months of continued medical coverage and dental coverage for Truett (until June 30, 2013) under the federal law known as COBRA.  After that period has expired, Truett may elect to continue to receive medical and dental coverage under COBRA.  However, if Truett elects to do so, he will be required to pay the premiums for such coverage.  COBRA information will be mailed to Truett at his home mailing address.  In addition, Truett will be eligible for outplacement services up to $1,500 to be used with OCM Career Center or another outplacement service of his choice.

D.                                    In consideration of USANA entering into this Agreement, Truett agrees as follows:

1.                                      Truett acknowledges that the terms of this Agreement provide compensation and benefits to him that are greater than, and are in lieu of, those that might be available to him under any other agreements he may have with USANA or under any USANA severance or separation pay plans and programs for which he is eligible (collectively the “Other Agreements and Programs”).  Truett acknowledges that he will not be entitled to, and does hereby waive, any compensation or benefits under the Other Agreements and Programs.  Truett also acknowledges that this Agreement is intended to, and shall, supersede and replace the Other Agreements and Programs.

2.                                      Truett hereby releases, acquits, waives and forever discharges USANA and each of USANA’s parents, subsidiaries, affiliates, successors, assigns, agents, directors, officers, employees, representatives, attorneys and all persons acting by, through, under or in concert with any of them (the “Releasees”), from any and all Claims.  As used herein, “Claims” means all liabilities, obligations, duties, undertakings, agreements, contracts, compensation, employee benefit plans, policies, practices, claims, charges, grievances, demands, charges of discrimination, accounts, costs, attorney’s fees, expenses, liens and causes of action of every kind and nature whatsoever.  The Claims include, without limitation, breach of implied or express contract, libel, slander, wrongful discharge or termination, discrimination claims arising under Title VII of the Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act of 1990 (as amended), the Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Utah Anti-Discrimination Act of 1965 (as amended), any other federal, state, or local law prohibiting age, race, religion, sex, national origin, disability and other forms of discrimination, or any other federal or state laws that may be applicable thereto, claims arising out of any legal restrictions on USANA’s right to terminate its employees, and any tort claim or other claim arising out of the employment relationship between Truett and USANA or the termination of that relationship by USANA, whether now known or unknown, suspected or unsuspected, accrued or unaccrued, and whether now had, possessed or held or at any time in the past had, possessed or held. Truett specifically waives any and all claims for back pay, front pay, or any other form of compensation for services, except as set forth herein.  Truett hereby waives any right to recover damages, costs, attorneys’ fees, and any other relief in any proceeding or action brought against USANA by any other party, including without limitation the Equal Employment Opportunity Commission and the Utah Antidiscrimination and Labor Division, on Truett’s behalf asserting any claim, charge, demand, grievance, or cause of action released by Truett as stated above.  This release and waiver shall be binding on Truett and his heirs, legal representatives, and assigns, and shall inure to the benefit of USANA and its successors-in-interest and assigns.  Notwithstanding the foregoing, Truett does not waive rights, if any; he may have to unemployment insurance benefits or workers’ compensation benefits.  Nothing in this paragraph prohibits Truett from paying COBRA premiums to maintain his participation, if any, in USANA’s group health plan to the extent allowed by Truett and by the terms, conditions, and limitations of the health plan.

3.                                      Truett agrees that he will not at any time, directly or indirectly, without written authorization from USANA, make use of or disclose to any Person any business-related, proprietary, secret and/or confidential information, knowledge, trade secrets, or other confidential data relative to the business, products, services, practices, or customers of USANA coming within his possession during his employment with USANA.  Such information includes, but is not limited to, trade secrets, salaries, financial information, franchise information, marketing information, pricing, products, product lists, product mixes, recipes, sales information, personal employee information, or any other information of a similar confidential, sensitive or competitive nature.  As used herein, “Person” means an individual, corporation, partnership, limited liability company, or other form of business entity.  Truett acknowledges that nothing in this Agreement shall alter or affect his continuing obligations under any non-disclosure agreement or non-competition agreement he executed during his employment with USANA.

4.                                      Truett represents and warrants that he has not filed any complaints, charges, or claims for relief against USANA or any other Release with any local, state or federal court or administrative agency which currently are outstanding.  Truett agrees that if he has done so, he will forthwith dismiss all such complaints, charges and/or claims for relief with prejudice.  Truett further agrees and covenants not to bring any complaints, charges or claims against USANA or any other Release with respect to any matters arising out of Truett’s employment with USANA or the termination of that employment by USANA.

5.                                      Truett represents and warrants that he has returned to USANA all documents, property and records owned by, belonging to or created by USANA, or any other Releasee, and all copies thereof (the “USANA Property”).  Truett also represents and warrants that he has not retained any copies of any USANA Property and that he has no USANA Property in his possession, custody or control.  The USANA Property includes, but is not limited to, keys, wares, products, complete and/or partial documents, correspondence, reports, memoranda, notes, software, lap top computers, cell phones, computer disks, manuals, computerized information and reports.

6.                                      Truett agrees that he will keep strictly confidential, and will not disclose to any Person (except his spouse, accountant, financial planner, or attorney), the terms and circumstances relating to this Agreement and/or the termination of his employment with USANA.

7.                                      Truett agrees that he will not disparage or criticize USANA or any other Releasee, or their products, services, practices, business affairs and/or financial condition, to any third person or entity.

8.                                      Truett agrees that if he breaches any provision of this Agreement, he will not be entitled to, and therefore will not receive, any further monetary payments under this Agreement, and that he will be obligated to repay any monetary payments made to him under this Agreement.

9.                                      Truett acknowledges and agrees that on December 20 , 2012 USANA will pay to him (a) all compensation due for wages earned, less normal payroll deductions, (b) all amounts due for earned vacation (through December 20 , 2012) pay less normal payroll deductions, (c) all other amounts due and owing to Truett by USANA.  Truett agrees and acknowledges that the sums paid pursuant to this Agreement are in addition to any sums or payments to which he would be entitled without signing this Agreement.

E.                                     Truett and USANA acknowledge that this Agreement does not constitute an admission of any fault, liability or wrongdoing by USANA or any other Releasee, nor an admission that Truett has any claim whatsoever against USANA or any other Releasee.  USANA and all other Releasees specifically deny any liability to, or wrongful acts against, Truett.

F.                                      Both Truett and USANA represent and warrant that they have not previously assigned, conveyed or pledged to any third person any claims released by this Agreement, and that they have full right and authorization to waive, relinquish and compromise those claims as set forth above.

G.                                    Both Truett and USANA agree that this Agreement contains the entire agreement and understanding between them concerning the subject matter hereof, and that this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations, whether written or oral, except those made under the Confidentiality, Non-Disclosure and Non-Solicitation Agreement entered into by the parties on June 28 2011 and the amendment thereto on December 13, 2012.  USANA and Truett agree and acknowledge that neither USANA, Truett, nor any agent or attorney of either, has made any representation, warranty, promise or covenant whatsoever, express or implied, not contained in this Agreement, to induce the other to execute this Agreement.

H.                                   Both Truett and USANA agree that each party shall bear their own attorneys’ fees and costs incurred in connection with this Agreement.

I.                                        Both Truett and USANA agree that this Agreement, and any claims related to this Agreement, and/or Truett’s employment with USANA, whether sounding in tort, contract, or otherwise, shall be construed in accordance with the laws of the State of Utah.

J.                                        Truett and USANA each agrees to submit to the jurisdiction of any state or federal court of the State of Utah in any action or proceeding arising out of, or related in any way to, this Agreement.  Both Truett and USANA waive any right they may have to contest the personal jurisdiction of the courts of the State of Utah.

K.                                   Both Truett and USANA agree that all claims of whatever type arising out of, or related in any way to, this Agreement, the employment relationship between Truett and USANA, or the termination of that relationship by USANA, shall be brought exclusively in a state or federal court in the State of Utah.  Both Truett and USANA waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought, and waive any bond, surety, or other security that might be required of any party.  Truett and USANA each agree that if any action or proceeding arising out of, or related in any way to, this Agreement is brought in any other court or forum other than a state or federal court in the State of Utah, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party’s legal fees and costs.

L.                                     Both Truett and USANA agree that in the event that a dispute shall arise concerning this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all attorneys’ fees and costs incurred by the prevailing party in connection with such dispute, regardless of whether such dispute results in the filing of a lawsuit.

M.                                 Truett acknowledges that he has read this Agreement carefully and that he fully understands this Agreement.  Truett acknowledges that he has executed this Agreement voluntarily and of his own free will, and that he is knowingly and voluntarily releasing and waiving all Claims he may have against USANA and any other Releasee.

USANA Health Sciences, Inc.	Roy Truett

By:

Its:

Date:	Date:

STATEMENT OF YOUR RIGHTS UNDER THE
OLDER WORKERS BENEFIT PROTECTION ACT

This Statement is part of an Agreement containing a waiver of rights and claims under the federal Age Discrimination in Employment Act of 1967 (“ADEA”).  Your waiver of these rights must be knowing and voluntary, which means, as a minimum, that you understand that:

1.                                      the waiver is part of an agreement between you and USANA Health Sciences, Inc. which is written so that you understand it;

2.                                      the waiver specifically refers to rights or claims under ADEA;

3.                                      you do not waive any rights or claims that may arise after the Agreement is executed by you;

4.                                      your waiver is in exchange for consideration that is more valuable than what you are already entitled to;

5.                                      you are advised to consult with an attorney prior to executing this Statement or the Agreement;

6.                                      you have at least 21 days after receipt of this Statement and the Agreement to decide whether to execute it; and

7.                                      you have 7 days after you execute the Agreement to revoke it, and the Agreement will not be enforceable until this 7-day period has expired.

Your signature below acknowledges that (a) you understand the above points, and, therefore, your waiver of your rights and claims under ADEA is knowing and voluntary; and (b) if you receive any sum under the Agreement and you later revoke it, that you must repay USANA Health Sciences, Inc. for all sums received by you under the Agreement as to which you are not otherwise entitled.

Dated this 21st day of December, 2012.

Roy Truett